Filed Pursuant to Rule 433

Registration Statement No. 333-164611

Pricing Term Sheet

BERKSHIRE HATHAWAY FINANCE CORPORATION

Pricing Term Sheet

$375,000,000 Floating Rate Senior Notes due 2014

$375,000,000 1.500% Senior Notes due 2014

$750,000,000 4.250% Senior Notes due 2021

Issuer:	Berkshire Hathaway Finance Corporation
Guarantor:	Berkshire Hathaway Inc.
Ratings (Moody’s/S&P/Fitch):*	Aa2/AA+/A+ (Stable/Stable/Stable)
Trade Date:	January 3, 2011
Settlement Date:	January 11, 2011 (T+6)

Floating Rate Senior Notes due 2014

Principal Amount:	$375,000,000
Maturity Date:	January 10, 2014
Issue Price (Price to Public):	100%
Gross Spread:	20 bps
Proceeds to Issuer:	$374,250,000
Interest Rate Index:	Three-Month LIBOR (Reuters Page LIBOR01)
Spread to Index:	+33 bps
Day Count Convention:	Actual/360
Interest Payment and Reset Dates:	Each January 10, April 10, July 10 and October 10, commencing April 10, 2011
Interest Determination Dates:	Quarterly, on second London business day prior to applicable Interest Payment Date, except that initial Interest Determination Date will be January 7, 2011
Optional Redemption:	None
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 BP5
ISIN:	US084664BP50

1.500% Senior Notes due 2014

Principal Amount:	$375,000,000
Maturity Date:	January 10, 2014
Issue Price (Price to Public):	99.732%

Gross Spread:	20 bps
Proceeds to Issuer:	$373,245,000
Interest Rate:	1.500% per annum
Benchmark Treasury:	0.75% due December 15, 2013
Benchmark Treasury Yield:	1.012%
Spread to Benchmark Treasury:	+58 bps
Yield to Maturity:	1.592%
Interest Payment Dates:	Each January 10 and July 10, commencing July 10, 2011
Make-Whole call:	At any time at Treasury plus 10 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 BR1
ISIN:	US084664BR17

4.250% Senior Notes due 2021

Principal Amount:	$750,000,000
Maturity Date:	January 15, 2021
Issue Price (Price to Public):	99.645%
Gross Spread:	42.5 bps
Proceeds to Issuer:	$744,150,000
Interest Rate:	4.250% per annum
Benchmark Treasury:	2.625% due November 15, 2020
Benchmark Treasury Yield:	3.344%
Spread to Benchmark Treasury:	+95 bps
Yield to Maturity:	4.294%
Interest Payment Dates:	Each January 15 and July 15, commencing July 15, 2011
Make-Whole call:	At any time at Treasury plus 15 bps
Minimum Denomination:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	084664 BQ3
ISIN:	US084664BQ34

Other Information

Joint Book-Running Managers:	Goldman, Sachs & Co. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

*Note : A securities rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526, J.P. Morgan Securities LLC at (212) 834-4533 or Wells Fargo Securities, LLC at (800) 326-5897.